Exhibit 99.4

STATE OF MAINE
PUBLIC UTILITIES COMMISSION	Docket No. 2008-241

October 7, 2008

NORTHERN UTILITIES, INC Application for Approval of Issuance of Securities (§ 902) ($80 Million Unsecured Notes)	ORDER APPROVING ISSUANCE OF SECURITIES

REISHUS, Chairman; VAFIADES and CASHMAN, Commissioners

I.	SUMMARY

On May 30, 2008, Northern Utilities Inc. and Unitil Corporation, (Northern and UC respectively, or collectively, the Joint Petitioners) filed an application with the Commission for authority to issue $80 million in fixed-rate unsecured notes in connection with the proposed sale of Northern to UC. These notes will be issued through RBC Capital Markets, LLC (RBC) at an aggregate fixed interest rate not to exceed 7.50%. These securities will be offered on a private placement basis, in two tranches, one at a maturity of 10 years and one at 30 years. This Order approves the Joint Petitioner’s request subject to the conditions discussed below.

II.	ANALYSIS & DECISION

The Joint Petitioners intend to use the proceeds to refinance existing long-term debt at Northern and to finance a portion of the purchase price whereby UC will acquire Northern and its affiliate Granite State Gas Transmission, Inc., from its existing parent, NiSource Corporation. In Unitil Services Corporation and Northern Utilities, Inc., Joint Petition for Approval of Reorganization (Merger and Related Transactions), Docket No. 2008-155, UC and Northern have requested permission to merge as well as for approval to engage in certain affiliate transactions. The Joint Petitioners in that Docket have requested that the Commission separately approve the financing of the transaction in this docket and in this Order we will limit our discussion primarily to the particulars of the financing.

In the Joint Petitioner’s May 30, 2008 filing, Northern proposed to issue $80 million1 in unsecured notes with roughly one-third of the amount carrying a 10-year

[1]

The Joint Petitioners also plan to issue an additional $10 million within this offering in order to fund the portion of the merger involving, Northern’s affiliate, Granite State Gas Transmission, Inc. This portion of the financing transaction does not require our formal approval. We have however considered the overall impact of the additional borrowings on the consolidated UC’s post-closing capital structure as discussed below and do not believe it adversely affects Maine ratepayers.

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maturity, one-third carrying a 20-year maturity and one-third carrying a 30-year maturity. As the process moved forward, the Joint Petitioners received acceptable bids from investors for $30 million in 10-year notes at a fixed interest rate of 6.95% and $50 million in 30-year notes at a fixed interest rate of 7.72%. The aggregate weighted interest rate is therefore approximately 7.43%. The Joint Petitioners did not receive bids for 20-year notes that they deemed satisfactory. The Joint Petitioners formally notified the Commission of the results of its marketing efforts in a letter dated September 18, 2008.

Considering the extreme volatility that has plagued the financial markets in recent weeks, we believe that the marketing process employed by the Joint Petitioners and their financial advisor, RBC, achieved reasonable results. On October 1, 2008, Moody’s Investor Services indicated that the average yield on outstanding long-term utility bonds with a rating of Baa (or “Triple-B”) was 7.65%.2 Considering that the Joint Petitioner’s securities are unsecured, we believe that the weighted average interest rate of 7.43% achieved by them is reasonable in the current market.

In addition to the debt securities that the Joint Petitioners intend to issue in order to fund the merger, UC also plans to issue approximately 4,000,000 new common shares. According to UC’s offering prospectus dated July 29, 2008, the Company expects to raise between $80 million and $90 million in new common equity in support of the proposed merger. On a consolidated post-acquisition basis, with UC acquiring Northern’s proposed new debt as well as issuing its new common shares, UC expects to have a common equity ratio of approximately 40% to 43%.3 A common equity ratio at this level would leave UC within a reasonable range for a natural gas distribution utility and therefore does not subject Northern and its ratepayers to an extraordinary level of financial risk at the parent level.

Having reviewed the application of the Joint Petitioners, together with data filed in support of it, it is the opinion of the Commission that the proceeds of the issuance of the bonds are required in good faith for the purposes enumerated in 35-A M.R.S.A. §901, assuming both Commission approval of the merger proposed in Docket No. 2008-155, and that a subsequent closing of the proposed transaction occurs. We therefore approve the Joint Petitioner’s request subject to those conditions being satisfied. In approving this securities issuance, consistent with normal practice and pursuant to

[2]

Baa is Moody’s lowest “investment grade” rating level. Neither of the Joint Petitioners has a formal credit rating from a major rating agency (Moody’s, Fitch or S&P). This data is available daily at: http://credittrends.moodys.com/sr/bond_yield.asp.

[3]

Our calculation of a 40% common equity ratio includes short-term debt and current maturities of long-term debt as of March 31, 2008. Without those items, the resulting common equity ratio would be approximately 43%. See page B-7 of UC’s July 29, 2008 Offering Prospectus.

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§902(4), the Commission does not imply approval of Northern’s capital needs or capitalization ratio for ratemaking purposes, nor does this order limit or restrict the powers of the Commission in determining or fixing any rate.

Accordingly, we

ORDER

1. That Northern Utilities is authorized to issue $80 million in unsecured notes in 10-year and 30-year maturities at an aggregate weighted fixed interest rate not to exceed 7.50% as described in the body of this Order solely for the purpose of effectuating the merger contemplated in Unitil Services Corporation and Northern Utilities, Inc., Joint Petition for Approval of Reorganization (Merger and Related Transactions), Docket No. 2008-155, subject to the conditions noted in paragraph two.

2. In the event that this Commission does not approve the aforementioned merger, or if that transaction fails to be consummated for any reason whatsoever, this approval is immediately withdrawn.

3. That the Company report to this Commission, in writing, its doings pursuant to this order within sixty (60) days of the date of the closing of this transaction.

4. That a copy of this Order be mailed to interested parties and this Docket be closed.

Dated at Augusta, Maine, this 7th day of October, 2008.

BY ORDER OF THE COMMISSION

/s/ Karen Geraghty
Karen Geraghty
Administrative Director

COMMISSIONERS VOTING FOR:	Reishus
Vafiades
Cashman

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NOTICE OF RIGHTS TO REVIEW OR APPEAL

5 M.R.S.A. § 9061 requires the Public Utilities Commission to give each party to an adjudicatory proceeding written notice of the party’s rights to review or appeal of its decision made at the conclusion of the adjudicatory proceeding. The methods of review or appeal of PUC decisions at the conclusion of an adjudicatory proceeding are as follows:

1. Reconsideration of the Commission’s Order may be requested under Section 1004 of the Commission’s Rules of Practice and Procedure (65-407 C.M.R.110) within 20 days of the date of the Order by filing a petition with the Commission stating the grounds upon which reconsideration is sought.

2. Appeal of a final decision of the Commission may be taken to the Law Court by filing, within 21 days of the date of the Order, a Notice of Appeal with the Administrative Director of the Commission, pursuant to 35-A M.R.S.A. § 1320(1)-(4) and the Maine Rules of Appellate Procedure.

3. Additional court review of constitutional issues or issues involving the justness or reasonableness of rates may be had by the filing of an appeal with the Law Court, pursuant to 35-A M.R.S.A. § 1320(5).

Note:	The attachment of this Notice to a document does not indicate the Commission’s view that the particular document may be subject to review or appeal. Similarly, the failure of the Commission to attach a copy of this Notice to a document does not indicate the Commission’s view that the document is not subject to review or appeal.